Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2006, except as to the reclassifications of amounts for changes in reportable segments discussed in Note 25 and the subsequent event discussed in Note 28, as to which the date is May 31, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Caterpillar Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Peoria, Illinois
June 28, 2006